BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation
NRS 78.1955, 78.1955(6)
x Certificate of Designation
Certificate of Amendment to Designation - Before Issuance of Class or Series
Certificate of Amendment to Designation -After Issuance of Class or Series
Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT · USE DARK INK ONLY · DO NOT HIGHLIGHT

1. Entity information: ,	Name of entity:
Rocky Mountain High Brands, Inc. I
Entity or Nevada Business Identification Number (NVID): C29076-2000
2. Effective date and time:	For Certificate of Designation or Date: Time: Amendment to Designation Only (Optional): (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series H Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued.

Certificate of Amendment to Designation- After Issuance of Class or Series

The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.

6. Resolution: Certificate of Designation and Amendment to Designation only)

By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences , limitations, restrictions and relative rights of the following class or series of stock.*

5,000 shares of Series H Preferred Stock, par value $0.001.

SEE ATTACHED FOR DETAILS

7. Withdrawal:

Designation being Date of

Withdrawn: -- Designation:

No shares of the class or series of stock being withdrawn are outstanding.

The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *

8. Signature: (Required)	x /s/ Jens Mielke	Date:	02/25/2020
Signature of Officer

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Revised: 1/1/2019

______________________________________

CERTIFICATE OF DESIGNATION

OF

ROCKY MOUNTAIN HIGH BRANDS, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

______________________________________

SERIES H PREFERRED STOCK

On behalf of Rocky Mountain High Brands, Inc., a Nevada corporation (the “Company”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Company (the “Board”):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Company (the “Articles of Incorporation”), there hereby is created, out of the twenty million (20,000,000) shares of preferred stock, par value $0.001 per share, of the Company authorized by the Articles of Incorporation (“Preferred Stock”), a series of Series H Preferred Stock, consisting of five thousand (5,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

1. Designation; Rank. This series of Preferred Stock shall be designated and known as “Series H Preferred Stock” with a stated value of $1,000 per share. The number of shares constituting the Series H Preferred Stock shall be 5,000 shares. Except as otherwise provided herein, the Series H Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank: (1) junior to the Company’s Series F Convertible Preferred Stock; and (2) senior to the common stock, par value $0.001 per share (the “Common Stock”) and any other previously issued classes of capital stock of the Company (the “Junior Securities”).

2. Dividends. For so long as any shares of Series H Preferred Stock shall remain issued and outstanding, the holders of shares of Series H Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive dividends at a rate of fourteen percent (14%) of the stated value thereof per year. Such dividends shall accrue and become payable in equal installments to be paid quarterly on or before the fifteenth (15th) calendar day following the end of each of the Company’s fiscal quarters. At the sole option of the Company, dividend payments may be made in cash or by issuance of common stock valued at the Conversion Price (as defined herein) calculated as of the last trading day of each applicable quarter. No dividends shall be declared or paid on the Common Stock of the Company until all dividends accrued or declared but unpaid on the Series H Preferred Stock shall have been paid in full.

2

3. Liquidation Preference.

(a) In the event of any dissolution, liquidation or winding up of the Company (a “Liquidation”), whether voluntary or involuntary, the Holders of Series H Preferred Stock shall be entitled to receive out of the assets of the Company, before any payment or distribution shall be made in respect of any Junior Securities, cash in an amount equal to $1,000 (the “Stated Value”) for each one (1) share of Series H Preferred Stock plus an amount equal to all accrued but unpaid dividends thereon to the date of such payment. If upon the Liquidation, the assets to be distributed among the Holders of the Series H Preferred Stock are insufficient to permit the payment to such Holders of the full liquidation preference for their shares, then the entire assets of the Company legally available for distribution shall be distributed pro rata among the Holders of the Series H Preferred Stock.

(b) A sale of all or substantially all of the Company’s assets or an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company (a “Change in Control Event”), shall not be deemed to be a Liquidation for purposes of this Designation.

(c) If upon any Liquidation, whether voluntary or involuntary, payment shall have been made to the Holders of Series H Preferred Stock of the full preferential amount to which they shall be entitled pursuant to Section 3(a) of this Designation, the entire remaining assets, if any, of the Company available for distribution to stockholders shall be distributed to the holders of Junior Securities or Common Stock, as the case may be.

(d) The Company shall give each Holder of Series H Preferred Stock written notice of any Liquidation not later than thirty (30) days prior to any meeting of stockholders to approve such Liquidation or, if no meeting is to be held, not later than forty-five (45) days prior to the date of such Liquidation.

4. Conversion.

(a) Voluntary Conversion Right. At any time, or from time to time, the issued and outstanding shares of Series H Preferred Stock, together with any accrued but unpaid dividends thereon, may be converted, in whole or in part, into fully-paid and non-assessable shares of Common Stock, par value $0.001 per share, of the Company. The number of shares of Common Stock to be issued upon each conversion of Series H Preferred stock shall be equal to the Stated Value of the shares of Series H Preferred Stock to be converted (plus the amount of any accrued but unpaid dividends thereon to be converted, if any), divided by the Conversion Price. The Conversion Price shall be equal to one hundred twenty percent (120%) of the VWAP for the Company’s Common Stock during the five (5) trading days preceding the conversion date. “VWAP” means, for any trading day, the price determined by the first of the following clauses that applies: (a) if the Company’s common stock is then listed or quoted on a national securities exchange or the over-the-counter securities market, the daily volume weighted average price of the Company’s common stock for such date on the exchange or over-the-counter trading market on which the Company’s common stock is then listed or quoted for trading, as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time); or (b) in all other cases, the fair market value of a share of common stock as determined by an independent appraiser selected in good faith by the converting shareholder, and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

3

All conversions of Series H Preferred stock shall be effectuated by the stockholder submitting to the Company a notice of conversion in the form attached hereto as Exhibit “A” (the “Conversion Notice”). The Conversion Notice shall state: (i) the number of shares of Series H Preferred Stock to be converted, and the total Stated Value thereof; (ii) the dollar amount of the accrued but unpaid dividends on such shares to be included in the conversion, if any; and (iii) the Conversion Price in effect on the Conversion Date. The Conversion Date shall be the date that such Notice of Conversion is delivered to the Company by facsimile or e-mail transmission. Upon conversion of any share of Series H Preferred Stock, all dividend rights related to the converted preferred stock will terminate.

(b) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series H Preferred Stock. In lieu of any fractional share to which the Holder would be entitled but for the provisions of this Section 4(b) based on the number of shares of Series H Preferred Stock held by such Holder, the Company shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any Holder of Series H Preferred Stock by the Company upon conversion of Series H Preferred Stock by such Holder.

(d) Reservation of Stock. The Company shall at all times when any shares of Series H Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series H Preferred Stock issued and outstanding. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series H Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(d) Issue Taxes. The converting Holder shall pay any and all issue and other non-income taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series H Preferred Stock.

(e) Maximum Conversion. Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may all or a portion of shares of Series H Preferred Stock be converted if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock or other voting stock owned by such Holder at such time, the number of shares of Common Stock which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time. In determining the number of outstanding shares of Common Stock, a holder of Series H Preferred Stock may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of a holder of Series H Preferred Stock, the Company shall within one (1) business day confirm orally or in writing to such holder the number of shares of Common Stock then outstanding

4

5.       Voting. Except as otherwise expressly required by law, each holder of Series H Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Company and shall be entitled to the number of votes for each share of Series H Preferred Stock owned at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, equal to the number of shares of Common Stock such shares of Series H Preferred Stock are convertible into at such time, but not in excess of the conversion limitations set forth in Section 4(e) herein. Except as otherwise required by law, the holders of shares of Series H Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

6. Optional Redemption by the Company After One Year. Beginning one (1) year from the date of issuance, the Company may, at its sole option and from time to time, redeem any issued and outstanding shares of Series H Preferred Stock, in whole or in part, upon five (5) trading days written notice to the Holders thereof. Any optional redemption by the Company shall be accomplished by payment of the Stated Value of the shares of Series H Preferred Stock to be redeemed, plus the amount of any accrued but unpaid dividends thereon. Such payment may be made, in the sole discretion of the Company, as follows: (i) in cash; or (ii) issuance of Common Stock valued at the Conversion Price in effect on the redemption date; or (iii) a combination of cash and Common Stock valued at the Conversion Price in effect on the redemption date, in such relative proportions as may be designated by the Company. Should the Company elect, at any time, to redeem less than all of the then issued and outstanding shares of Series H Preferred Stock, the partial redemption shall be conducted on a pro rata basis from all holders of Series H Preferred Stock on the redemption date.

To the extent that any optional redemption by the Company to be accomplished by the issuance of Common Stock would result in a holder of Series H Preferred Stock beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time, such holder shall receive, in lieu of Common Stock, shares of a new class of Preferred Stock to be designated by the Company (such class, the “Spill-over Preferred”), which shall be convertible to the number of shares of Common Stock of the Company to which such holder would otherwise be entitled on the redemption date. Shares of the Spill-over Preferred shall: (i) be convertible to common stock of the Company subject to same limitations set forth in Section 4(e), above; (ii) shall vote together with the common stock on an as-converted basis, subject to such conversion limitation; (iii) shall not be entitled to special dividends; and (iv) shall rank pari passu with the Common Stock with regard to rights upon liquidation and otherwise.

7.       Automatic Conversion At Two Years. All shares of Series H Preferred Stock shall, on the second (2nd) anniversary date of their issuance, be automatically converted to Common Stock of the of the Company at the Conversion Price in effect on the mandatory conversion date. To the extent that any such mandatory conversion would result in a holder of Series H Preferred Stock beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time, such holder shall receive, in lieu of Common Stock, shares of a new class of Preferred Stock to be designated by the Company (such class, the “Spill-over Preferred”), which shall be convertible to the number of shares of Common Stock of the Company to which such holder would otherwise be entitled on the automatic conversion date. Shares of the Spill-over Preferred shall: (i) be convertible to common stock of the Company subject to same limitations set forth in Section 4(e), above; (ii) shall vote together with the common stock on an as-converted basis, subject to such conversion limitation; (iii) shall not be entitled to special dividends; and (iv) shall rank pari passu with the Common Stock with regard to rights upon liquidation and otherwise.

5

IN WITNESS WHEREOF the undersigned has signed this Designation this 25th day of February, 2020.

Rocky Mountain High Brands, Inc.

By:
/s/ Jens Mielke
Name: Jens Mielke Title: CEO

6